AMERCIAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

EXHIBIT 12 - COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

(Dollars in Thousands)

	Nine Months Ended	Year Ended
	September 30, 2003	December 31, 2002

Pretax income (loss)	$136,960	$130,350
Minority interest in subsidiaries having
fixed charges (*)	32,943	33,839
Less undistributed equity in
(earnings) losses of investees	(9,051)	13,830
Fixed charges:
Interest on annuities	227,230	300,966
Interest expense	42,487	60,271
Interest on subsidiary trust obligations	781	-
Debt discount (premium) and expense	1,445	879
Portion of rentals representing interest	12,362	16,483

EARNINGS	$445,157	$556,618

Fixed charges:
Interest on annuities	$227,230	$300,966
Interest expense	42,487	60,271
Interest on subsidiary trust obligations	781	-
Debt discount (premium) and expense	1,445	879
Portion of rentals representing interest	12,362	16,483
Pretax preferred dividend requirements
of subsidiaries	22,686	28,184

FIXED CHARGES	$306,991	$406,783

Ratio of Earnings to Fixed Charges	1.45	1.37

Earnings in Excess of Fixed Charges	$138,166	$149,835

(*) Amounts include subsidiary preferred dividends and accrued distributions on preferred securities of consolidated trusts.

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